pressrelease

Media Relations                        Investor Relations
Mike Jacobsen, APR                        Steve Virostek
+1-330-490-3796                        +1-330-490-6319
michael.jacobsen@dieboldnixdorf.com         steve.virostek@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:
Jan. 4, 2019

DIEBOLD NIXDORF ANNOUNCES KEY LEADERSHIP APPOINTMENTS TO HELP DRIVE TRANSFORMATION
Rutherford named full-time CFO; Sparkes to lead global IT and digital; Wimmer to head global retail business

NORTH CANTON, Ohio - Diebold Nixdorf (NYSE: DBD), a world leader in driving connected commerce, today announced three key appointments to strengthen its senior leadership team. Jeffrey Rutherford, who recently joined the company as interim chief financial officer, will now fill that position on a permanent basis. In addition, Julian Sparkes has joined the company as senior vice president, chief digital officer, and Hermann Wimmer has joined Diebold Nixdorf as senior vice president, global retail.
Rutherford, who was named Diebold Nixdorf’s interim chief financial officer Oct. 1, 2018, now holds the role on a permanent basis. He joined the company from Edgewater Technology (NASDAQ: EDGW), a leading technology consulting firm. Prior to Edgewater, he held the chief financial officer position at a number of companies, including Ferro Corporation, Park-Ohio Holdings Corp, UAP Holding, LESCO and Office Max.  He has extensive experience leading value-creating, transformational initiatives.
Sparkes will be responsible for simplifying, streamlining and further digitizing Diebold Nixdorf’s IT infrastructure to enhance both customer and employee experiences. He brings more than 35 years of digital transformation and IT outsourcing experience, as well as a decade in senior leadership positions. He comes to Diebold Nixdorf from PRGX Global, Inc., a leader in big-data analytics. Prior to that, Sparkes worked at IBM and Accenture with multinational companies to modernize their business applications for the cloud, deploy new mobile, Internet of Things and big data applications, consolidate data centers and automate supply chain functions.
In leading Diebold Nixdorf’s global retail business, Wimmer will be responsible for the company’s retail strategy and operations, including business development, customer relationship management and global sales. Wimmer comes from ForgeRock, a digital identity and access management company, where he served as chief revenue officer. He has spent more than 20 years in leadership roles in the IT and data analytics industries, mostly at NCR Corp. and Teradata Corp. At NCR and Teradata, he held senior operating roles within EMEA and Asia-Pacific. In those regions, he led efforts to define growth strategies, operational, revenue and profit goals for those companies' data analytics and big data businesses. He replaces Mark Brewer, who has departed the company to pursue other opportunities.
“I’m excited for Jeff to continue providing his expertise and doing excellent work for the company as our CFO. His leadership contributions over the past three months have been extremely valuable to us, and we are fortunate to have him aboard as we continue to execute our DN Now transformation plan,” said Gerrard Schmid, Diebold Nixdorf president and chief executive officer. “I am also excited to welcome Julian and Hermann to Diebold Nixdorf. These are strong, experienced leaders who will help execute DN Now, strengthen our team and drive our connected commerce strategy around the world. I am confident Julian will lead lasting improvements to both our customers’ and employees’ digital experiences as well as refine our long-term digitally-enabled strategy. Hermann’s extensive leadership experience will aid us in capitalizing on important opportunities for our retail industry customers while delivering software-driven services and solutions that exceed consumer expectations.”

About Diebold Nixdorf
Diebold Nixdorf (NYSE:DBD) is a world leader in enabling connected commerce for millions of consumers each day across the financial and retail industries. Its software-defined solutions bridge the physical and digital worlds of cash and consumer transactions conveniently, securely and efficiently. As an innovation partner for nearly all of the world's top 100 financial institutions and a majority of the top 25 global retailers, Diebold Nixdorf delivers unparalleled services and technology that are essential to evolve in an 'always on' and changing consumer landscape.
Diebold Nixdorf has a presence in more than 130 countries with approximately 23,000 employees worldwide. The organization is headquartered in North Canton, Ohio, USA.  Visit www.DieboldNixdorf.com for more information.
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